Exhibit 10.11

CIT Commercial Services
301 South Tryon Street
Charlotte, NC 28202

June 30, 2004

KP Sports, Inc.
1020 Hull Street, 3rd Floor
Baltimore, Maryland 21230

AMENDED AND RESTATED
ACCOUNTS RECEIVABLE FINANCING AGREEMENT

Ladies and Gentlemen:

PRELIMINARY STATEMENT:

You and we are parties to that certain Accounts Receivable Financing Agreement, dated as of June 21, 2001, as amended and supplemented (as amended, modified, restated or supplemented from time to time, the “Existing Financing Agreement”), pursuant to which we have extended to you a revolving credit facility, all upon the terms and subject to the conditions contained therein.  Effective on the date hereof, this accounts receivable financing agreement between us, as supplemented by the Inventory Security Agreement and Letter of Credit Agreement (as each term is defined below) (as the same may be amended, modified, restated or supplemented from time to time, the “Agreement”) shall amend and restate in its entirety the Existing Financing Agreement and shall represent the entire agreement between you and us with respect to the terms and conditions upon which we shall extend to you a revolving credit facility from and after the date hereof.  This Agreement shall in no way be construed to, nor shall it affect, modify, diminish or break the continuity of our security interest in the Collateral (as defined in the Existing Financing Agreement), as more fully described in the Existing Financing Agreement which security interest is hereby ratified and confirmed by this Agreement as provided above.

In connection with the foregoing and in consideration of our extending loans and other financial accommodations to you on one or more occasions, in our reasonable sole discretion, utilizing our customary credit and collateral considerations, in each instance, the following shall constitute the Agreement.

I.  DEFINITIONS

1.1           All terms used herein and defined in the Uniform Commercial Code (as adopted and in force in the State of North Carolina, as from time to time in effect) shall have the meanings given therein unless otherwise defined herein.

1.2           “Accounts” shall mean and include all of your accounts created by or arising from your sales of goods or rendition of services (including, without limitation, all accounts arising from sales made or services rendered under any of your tradenames or styles, or through any of your divisions).

1.3           “Adjusted Tangible Assets” shall mean all assets except:  (i) any surplus resulting from any write-up of assets subsequent to the effective date of this Agreement; (ii) deferred assets, other than:  (a) prepaid insurance, (b) prepaid taxes and (c) the current portion of your deferred tax assets; (iii) patents, copyrights, trademarks, trade names, non-compete agreements, franchises and other similar intangibles; (iv) goodwill, including any amounts, however designated on your balance sheet, representing the excess of the purchase price paid for assets or stock over the value assigned thereto on your books; (v) unamortized debt discount and expense; (vi) assets located and notes and receivables due from obligors outside of the United States of America and Canada, other than all Accounts arising by virtue of your sales and licensing arrangement with Dome Inc. in Japan; and (vii) Accounts, notes and other receivables due from your affiliates or employees.

1.4           “Anniversary Date” shall mean April 30, 2007, and the same date in each year thereafter.

1.5           “Applicable Interest Rate” shall have the meaning ascribed to such term in Subparagraph 3.4(a).

1.6           “Applicable Margin” shall be subject to reduction or increase, as applicable and as set forth in the table below, on a calendar quarterly basis according to your performance as measured by the Leverage Ratio as of the last day of the calendar quarter ending immediately prior to the date of determination:

	Leverage Ratio	Chase Rate Advances	LIBOR Rate Advances
I	If greater than 2.75 to 1.0	0.50%	3.00%
II	If equal to or less than 2.75 to 1.00 but greater than 2.00 to 1.00	0.0%	2.50%
III	If equal to or less than 2.00 to 1.0 but greater than 1.50 to 1.00	-0.25%	2.25%
IV	If equal to or less than 1.50 to 1.0 but greater than 1.00 to 1.0	-0.50%	2.00%
V	If equal to or less than 1.00 to 1.0	-0.75%	1.75%

You shall deliver to us a certificate, signed by your principal financial officer, setting forth in reasonable detail the basis of your computation of the Applicable Margin with respect to each calendar quarter ending hereafter.  The Applicable Margin shall be reset prospectively on the first day of the first calendar month that occurs following delivery of such certificate if such certificate is not received within forty-five (45) days after the last day of the calendar quarter in question, or, with respect to the last calendar quarter of each certificate year ending hereafter, if such certificate is not received within ninety (90) days after the last day of such calendar quarter, the Applicable Margin shall be determined as if the Leverage Ratio is greater than 2.75 to 1.0 until such time as such certificate is received; provided, however, that nothing herein shall be deemed to prevent us from charging interest at the Default Rate at any time that a Default exists.  If a Default (as defined in paragraph 6.1) shall have occurred and be continuing at the time a reduction in the Applicable Margin is to be implemented, such reduction shall be deferred until the first day of your first calendar month following the date on which such Default is waived or cured.

1.7           “Availability Reserve” shall mean on any date of determination thereof, an amount equal to the sum of:  (i) the LC Reserve and (ii) any reserves which we, in our reasonable sole discretion, utilizing our customary credit and collateral considerations, deem necessary or desirable to maintain.

1.8           “Benefit Plan” shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a “multiemployer plan,” as such term is defined in ERISA) in respect of which you or any ERISA Affiliate are/is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

1.9           “Borrowing Base” shall mean as at any date of determination thereof, an amount equal to the sum:

(i)            the sum of:  (x) up to ninety percent (90%) of the Net Amount of Eligible Accounts consisting of Eligible Approved Accounts outstanding at such date, PLUS (y) up to eighty-five percent (85%) of the Net Amount of Eligible Accounts consisting of Eligible Non-Approved Accounts outstanding at such date;

PLUS

(ii)           the least of:  (x) $25,000,000, (y) up to the amount available for advances as determined in accordance with clause (i) immediately above or (z) the sum of up to:  (1) sixty percent (60%) of the value of your Eligible Inventory consisting of finished goods at such date PLUS (2) the lesser of:  (a) fifty percent (50%) of the value of your Eligible Inventory consisting of raw materials at such date, in each case calculated on the basis of lower of cost or market with cost calculated on a first-in, first-out basis or (b) $2,000,000 PLUS (3) sixty percent (60%) of the available amount of all documentary Letters of Credit relating to your purchase of Inventory consisting of finished goods that are to be imported and delivered directly into the United States outstanding on such date, if, upon our prior request to you, you have delivered to us such documents and/or have satisfied such others requirements or conditions as we may reasonably request with respect to such Letters of Credit and such inventory;

MINUS

(iii)          the Availability Reserve.

For the purpose of valuing any of the Collateral that is denominated in Canadian Dollars, such Collateral shall be converted into the Equivalent Amount thereof in U.S. Dollars, as determined as of the last Business Day (as defined in paragraph 5.1 below) of the week with respect to which the applicable Borrowing Base is to be computed, unless we have notified you that, in light of recent or expected currency fluctuations, the conversion shall be made on a more current basis.

1.10         “Capitalized Lease Obligation” shall mean any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GMP.

1.11         “CARPA” shall mean that certain Credit Approved Receivables Purchasing Agreement, dated December 21, 2001, as amended, between you and us, as the same may hereafter be amended, modified, supplemented or restated from time to time.

1.12         “Chase Rate” shall mean the per annum rate of interest publicly announced by JPMorgan Chase Bank (or its successor) in New York, New York, from time to time as its prime rate.  (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers.)

1.13         “Collateral” shall mean and include:  (a) Accounts and all instruments, documents, contract rights, chattel paper, general intangibles, and all forms of obligations owing to you, all in any way relating solely to the Accounts; (b) all of your present and future monies, securities and other property now or hereafter held or received by or in transit to us from or for your account, whether for safekeeping, pledge, custody, transmission, collection or otherwise; (c) all of your present and future deposits, balances, sums and credits in our possession or control, and all of your present and future claims against us; (d) all of your present and future liens, security interests, rights, remedies, title and interest in, to and in respect of all present and future Accounts, including, without limitation:  (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit, credit insurance, or other types of credit enhancements, (ii) rescission, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing Accounts, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of Customers or other persons securing the Obligations of Customers; (e) all of your books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, computer programs, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data (written, electronic or otherwise), all in any way relating solely to the Accounts or any Customer, together with the file cabinets or containers in which the foregoing are stored (“Records”); (f) all proceeds and products of the foregoing, in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing; (g) all Inventory; (h) all Intellectual Property; and (i) all Letter of Credit Collateral.

1.14         “Customer” shall mean and include the account debtor with respect to any of the Accounts and/or the prospective purchaser or user of Inventory, whether goods or services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with you, pursuant to which you are to deliver any personal property or perform any services.

1.15         “Default Rate” shall mean the Applicable Interest Rate plus two percent (2.0%).

1.16         “Distribution” shall mean and include:  (i) the payment of any dividends or other distributions on your capital stock (except distributions in such stock) and (ii) the redemption or acquisition of any of your securities (or any warrant or option for the purchase of any such securities) unless made contemporaneously from the net proceeds of the sale of securities.

1.17         “Eligible Accounts” shall mean such Accounts arising in the ordinary course of your business and which we, in our reasonable sole discretion, utilizing our customary credit and collateral considerations, deem to be Eligible Accounts based on such considerations as we may from time to time deem appropriate, including that it is evidenced by an invoice or other documentation satisfactory to us.  An Account shall not be deemed eligible in any event unless such Account is subject to our first priority perfected security interest except as permitted pursuant to Section 4.4 of this Agreement.  In addition, no Account shall be an Eligible Account if:

(i)            it arises out of a sale made by you to your affiliate or to a person controlled by you or your affiliate; or

(ii)           it is unpaid for more than sixty (60) days after the original due date shown on the invoice or it is due or unpaid more than one hundred-twenty (120) days after the original invoice date; or

(iii)          more than fifty percent (50%) of the Accounts owed by such Customer are not deemed to be Eligible Accounts hereunder; or

(iv)          the total Accounts owing by the Customer exceed forty percent (40%) of the Net Amount of Eligible Accounts, to the extent of such excess; or

(v)           any representation, warranty or covenant contained in this Agreement with respect to such Account has, in our reasonable sole discretion, been breached; or

(vi)          the Customer is also your creditor or supplier (unless prior to our acceptance, a no-offset letter has been received by and is, in our reasonable sole discretion, acceptable to us); or

(vii)         the Customer shall (a) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due, (c) cease or materially decrease operation of its present business, (d) make a general assignment for the benefit of creditors, (e) commence a voluntary case under any State or Federal bankruptcy or insolvency law (as now or hereafter in effect), (f) be adjudicated a bankrupt or insolvent, (g) file a petition seeking to take advantage of any other law providing for the relief of debtors, (h) acquiesce to, or fail to have dismissed, any petition which is filed against it in an involuntary case under any such bankruptcy or insolvency law, or (i) take any action for the purpose of effecting any of the foregoing; or

(viii)        it arises out of a sale made by you to a Customer outside the United States or Canada, unless the payment thereof is assured by a letter of credit, guaranty or acceptance on terms acceptable to us in our reasonable sole discretion; or

(ix)           it arises out of a sale made by you to a Customer on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper; or

(x)            we, in our reasonable sole discretion, utilizing our customary credit and collateral considerations, determine that collection of such Account is insecure or that payment of such Account may not be made by reason of the Customer’s financial inability to pay; or

(xi)           the Customer is the United States of America, unless you assign to us, in a manner acceptable to us, your right to payment of such Account pursuant to the Assignment of Claims Act of 1940, as amended, or any other applicable statute, rule, regulation or the like; or

(xii)          the total Accounts owing by any and all Customers that are any state, any other local governmental entity, or any department, agency or instrumentality of any of them with respect to which your right to payment of any such Account has not been assigned to us, in a manner acceptable to us, pursuant to any applicable statute, rule, regulation or the like exceed five percent (5%) of the Net Amount of Eligible Accounts, to the extent of such excess; or

(xiii)         the goods giving rise to such Account have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Account have not been completely performed by you and accepted by the Customer or the Account otherwise does not represent a final sale or performance; or

(xiv)        the Customer has disputed liability, or the Customer has made any claim with respect to any other Account due from such Customer to you, or the Account otherwise is or may become subject to any set-off or recoupment by the Customer, or the Account is contingent in any respect or for any reason; or

(xv)         you have allowed or made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business.

1.18         “Eligible Approved Accounts” shall mean such Eligible Accounts that are deemed to be “Approved Receivables,” as such term is defined in the CARPA.

1.19         “Eligible Inventory” shall mean your Inventory (other than packaging materials and supplies) which we, in our reasonable sole discretion, utilizing our customary credit and collateral considerations, deem to be Eligible Inventory.  No inventory shall be deemed to be Eligible Inventory unless such Inventory is subject to our first priority perfected security interest and is not subject to any other lien or security interest except as permitted pursuant to Section 4.4 of this Agreement.  Without limiting the generality of the foregoing, no Inventory shall be deemed to be Eligible Inventory unless:

(i)            it is, in our opinion, readily marketable in its current form;

(ii)           it is in good, new and saleable condition;

(iii)          it is not slow-moving, obsolete or unmerchantable;

(iv)          it meets all standards imposed by any governmental agency or authority;

(v)           it conforms in all respects to the warranties and representations set forth in the Inventory Security Agreement;

(vi)          it is situated at a location in compliance with the Inventory Security Agreement or is in transit;

(vii)         it is stored on premises owned by you or stored with, or located on premises owned by, a landlord, warehouseman or other person from whom you have procured for our benefit a written agreement of such person, in form and substance acceptable to us, to afford us access to and the right to repossess or take possession of such Inventory at any time free of any lien, security interest or encumbrance of such person and to use any such proceeds for a reasonable period of time, without any obligation to such person (other than regular rent on a per diem basis, to store or dispose of such Inventory);

(viii)        is not the subject of any document that has not been assigned to, and in the possession of, us;

(ix)           it is owned outright by you and not held by you on consignment or other sale or return basis;

(x)            it is not subject to any license or other agreement that would condition or restrict your or our right to sell or otherwise dispose of such Inventory, unless an agreement, in form and substance satisfactory to us, for our use of such license has been executed and delivered to us; and

(xi)           it is not work-in-process Inventory.

1.20         “Eligible Non-Approved Accounts” shall mean such Eligible Accounts that are deemed to be “non-Approved Receivables,” as such term is defined in the CARPA.

1.21         “Equivalent Amount” shall mean, on any date of determination, with respect to obligations or valuations denominated in one currency (the “first currency”), the amount of another currency (the “second currency”) which would result from the conversion of the relevant amount of the first currency into the second currency at the 12:00 noon rate quoted on the Reuters Monitor Screen (Page BOFC or such other Page as may replace such Page for the purpose of displaying such exchange rates) on such date or, if such date is not a Business Day, on the Business Day immediately preceding such date of determination, or at such other rate as may have been agreed to in writing between you and us.

1.22         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

1.23         “ERISA Affiliate” shall mean any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as you; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with you; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as you, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

1.24         “Funded Debt” shall mean, collectively, without duplication, (a) the aggregate principal amount of Indebtedness for Money Borrowed, including all Capitalized Lease Obligations and the aggregate principal amount of Indebtedness for Money Borrowed outstanding under this Agreement and (b) all Indebtedness outstanding under any revolving credit, line of credit or renewals thereof, notwithstanding that any such Indebtedness is created within one year of the expiration of such agreement.

For purposes of determining Funded Debt, all reimbursement obligations with respect to all open and undrawn letters of credit or guaranties of letters of credit outstanding as of the date of determination shall not be deemed to be Indebtedness or Indebtedness for Money Borrowed and therefore not included in the determination of Funded Debt.

1.25         “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

1.26         “Indebtedness” shall mean as applied to you, without duplication:

(i)            all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of your balance sheet as of the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

(ii)           all obligations of other persons which you have guaranteed;

(iii)          all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for your account; and

(iv)          the Obligations.

1.27         “Intellectual Property” shall mean all of the following:  (a) all letters patent of the U.S. or any other country, all registrations and recordings thereof, and all applications for letters patent of the U.S. or any other country, owned, held (whether pursuant to a license or otherwise) or used by you in whole or in part, and including all patent licenses held by you (unless otherwise prohibited by any license or related licensing agreement under circumstances where the granting of the security interest would have the effect under applicable law of the termination or permitting termination of the license for breach and where the licensor, other than any affiliate of yours, has elected such termination remedy), together with all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and the inventions disclosed therein, and all rights corresponding thereto throughout the world, including the right to make, use, lease, sell and otherwise transfer the inventions disclosed therein, and all proceeds thereof, including without limitation all license royalties and proceeds of infringement suits (collectively, the “Patents”); (b) all state (including common law), federal and foreign trademarks, service marks and trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, domain names, designs and general intangibles of like natures, now existing or hereafter adopted or acquired, together with and including all licenses therefor held by you (unless otherwise prohibited by any license or related licensing agreement under circumstances where the granting of the security interest would have the effect under applicable law of the termination or permitting termination of the license for breach and where the licensor has elected such termination remedy), and all registrations and recordings thereof, and all applications filed or to be filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office, any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, and the right (but not the obligation) to register claims under any state or federal trademark law or regulation or any trademark law or regulation of any foreign country and to apply for, renew and extend any of the same, to sue or bring opposition or cancellation proceedings in your name or in our name for past, present or future infringement or unconsented use thereof, and all rights arising therefrom throughout the world (collectively, the “Trademarks”); (c) all copyrights, rights, titles and interests in and to published and unpublished works of authorship that you now or hereafter own or use in your business, and all copyrights in any original or derivative works of authorship and all works protectable by copyright that are, or in the future may be, owned, created, authored (as a work for hire), acquired or used (whether pursuant to a license or otherwise) by you, in whole or in part (collectively, the “Copyrights”), as the same may be amended or supplemented pursuant hereto from time to time; (d) all copyright registrations and applications for copyright registration that have been or may hereafter be issued thereon or applied for in the United States or throughout the world (the “Registrations”); (e) all common law and other rights in and to the Copyrights throughout the world, including all copyright licenses (unless otherwise prohibited by any license or related licensing agreement under circumstances where the granting of the security interest would have the effect under applicable law of the termination or permitting termination of the license for breach and where the licensor other than any affiliate of yours has elected such termination remedy) (collectively, the “Copyright Rights”); (f) all inventions, designs, trade secrets, proprietary rights, records, computer programs, source codes, object codes, data bases and all other intangible personal property at any time associated or used in connection with or arising out of the Copyrights, Registrations or Copyright Rights (referred to herein as “Proprietary Rights”); (g) all renewals and extensions of any of the Copyrights, Registrations or

Copyright Rights, throughout the world, including all proceeds thereof, the right (but not the obligation) to renew and extend such Copyrights, Registrations and Copyright Rights and to register works protectable by copyright and the right (but not the obligation), to sue or bring opposition or cancellation proceedings and recover damages for past, present and future infringements or violations of the Copyrights, Registrations and Copyright Rights; and all of your right, title and interest to make and exploit all derivative works based on or adopted from all works covered by any of the Copyrights, Registrations, and Copyright Rights, Proprietary Rights and any other Intellectual Property relating thereto; (h) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the Intellectual Property and all rights arising therefrom and pertaining thereto; (i) all of the goodwill of your business symbolized by the Trademarks or associated therewith; (j) all General Intangibles and all intangible intellectual and other similar property of yours of any kind or nature, whether now owned or hereafter acquired or developed, associated with or arising out of or used in connection with any of the Intellectual Property and not otherwise described above; and (k) all proceeds of any and all of the foregoing Intellectual Property, including, without limitation, license royalties, rights to payment, accounts receivable, proceeds of infringement suits and all payments under insurance or any indemnity, warranty on guaranty payable by reason or loss or damage to on otherwise with respect to the foregoing Intellectual Property.

1.28         “Interest Period” shall mean the period from the date of this Agreement to the last day of the month following the date hereof, and each successive one-month period thereafter.

1.29         “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

1.30         “Inventory” shall mean all (a) present and hereafter acquired merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same, in all stages of production – from raw materials through work-in-process to finished goods – and all proceeds of whatever sort, including, without limitation, (b) all inventory which is presently in existence and which is owned by you or in which you have any ownership interest, and all inventory which you may purchase or in which you may acquire any ownership interest at any time and from time to time in the future, whether such inventory is in transit or in your or our constructive, actual or exclusive possession, or is held by others for your account, (c) all inventory wherever located, including, without limitation, all inventory which may be located on your premises or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, converters, processors, on other third persons who may have possession of the inventory, and (d) all inventory, and any portion thereof which may be returned, rejected, reclaimed or repossessed by either you or us from your Customers (as such term is defined herein), as well as to all supplies, goods, incidentals, packaging materials, and any other items which contribute to the finished goods or products manufactured or processed by you or to the sale, promotion or shipment thereof.

1.31         “Inventory Security Agreement” shall mean that certain Inventory Security Agreement, dated as of September 28, 2001, as amended, between you and us, as the same may hereafter be amended, modified, supplemented or restated from time to time.

1.32         “LC Guaranty” shall mean any guaranty pursuant to which we or any of our affiliates shall guaranty the payment or performance by you of your reimbursement obligation under any letter of credit, as more fully described in the Letter of Credit Agreement.

1.33         “LC Reserve” shall mean on any date of determination thereof 100% of all Letters of Credit and LC Guaranties outstanding on such date, together with all fees and other amounts due or to become due with respect to such Letters of Credit and LC Guaranties.

1.34         “Letter of Credit” shall mean any letter of credit issued on your behalf as applicant with respect to which we were asked to join you in the application for such letter of credit or any letter of credit issued by us or any of our affiliates for your account, as more fully described in the Letter of Credit Agreement.

1.35         “Letter of Credit Agreement” shall mean that certain Letter of Credit Agreement, dated as of October 9, 2002, as amended, between you and us, as the same may hereafter be amended, modified, supplemented or restated from time to time.

1.36         “Letter of Credit Collateral” shall mean all of the following, whether now owned on hereafter acquired by you, wherever located, whether in transit or not:  (a) warehouse receipts, bills of lading, shipping documents, documents of title, chattel paper and instruments, all whether negotiable or not; (b) merchandise, inventory and goods which relate to any of the foregoing or which are purchased from suppliers located outside of the United States or its territories or which relate to letters of credit opened through or with our assistance (whether for purchases from domestic or foreign suppliers), and all additions thereto, substitutions therefor and replacements thereof, in all stages of manufacture, process or production – from raw materials through work-in-process to finished goods, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same, all wherever located and whether in transit or not; and (c) cash and non-cash proceeds of any and all of the foregoing, of whatever sort and however arising.

1.37         “Leverage Ratio” shall mean for any period, the ratio of (i) Funded Debt as of the last day of such period to (ii) the Tangible Net Worth as of the last day for such period.

1.38         “LIBOR” shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to the applicable one-month LIBOR published in the New York City edition of The Wall Street Journal under “Money Rates” on the last business day of a month.

1.39         “LIBOR Rate” shall mean the interest rate for each Interest Period with respect thereto on the unpaid principal amount thereof equal to the LIBOR determined for each Interest Period in accordance with the terms hereof.

1.40         “Money Borrowed” shall mean (i) Indebtedness arising from the lending of money by any person to you; (ii) Indebtedness, whether or not in any such case arising from the lending by any person of money to you, (a) which is represented by notes payable or drafts accepted that evidence extensions of credit, (b) which constitutes obligations evidenced by bonds, debentures, notes on similar instruments, or (c) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for your property; (iii)

Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) your Indebtedness under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by you.

1.41         “Net Amount of Eligible Accounts” shall mean and include the gross amount of Eligible Accounts less (a) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto, (b) amounts thereof which are not paid by the subject Customer due to an existing or alleged dispute, offset, recoupment or counter-claim, and (c) any reserves which we, in our reasonable sole discretion, utilizing our customary credit and collateral considerations, deem necessary or desirable to maintain with respect thereto including, without limitation, reserves for any sales, excise or similar taxes included in the amount thereof.

1.42         “Net Income” shall mean for any period, your net income, as determined in accordance with GAAP.

1.43         “Obligations” shall mean and include:  (a) any and all of your indebtedness, liabilities and obligations to us of every kind, nature and description, direct on indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how they arise or were acquired or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, all amounts owing by you to us by reason of purchases made by you from other entities factored or financed by us, and (b) any and all amounts of charges, commissions, interest, costs, expenses and attorneys’ fees chargeable in connection with all of the foregoing, all of which indebtedness, liabilities, obligations and amounts, whether or not matured and whether or not disputed, may be charged to your account hereunder, without prior notice to you as set forth in this Agreement.

1.44         “Overadvance Facility” shall have the meaning set forth in subparagraph 3.1(b).

1.45         “Permitted Series A Stock Redemption” shall mean, if no Default exists or would result therefrom, the redemption by you of your outstanding shares of Series A Stock pursuant to the terms thereof, including any accrued and unpaid dividends thereon to the extent applicable, whether at your option, at the option of the holders of the Series A Stock or as required by the terms of the Series A Stock.

1.46         “Series A Stock” shall mean your Series A Preferred Stock, $.001 par value per share.

1.47         “Subordinated Debt” shall mean any of your Indebtedness that is subordinated to the Obligations in a manner and upon terms satisfactory to us.

1.48         “Tangible Net Worth” shall mean at any date a sum equal to:

(i)            the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) at which your Adjusted Tangible Assets would be shown on your balance sheet at such date in accordance with GAAP, minus

(ii)           the amount at which your liabilities (other than capital stock and surplus) would be shown on your balance sheet in accordance with GAAP, and including as liabilities all reserves for contingencies and other potential liabilities.

For purposes of determining Tangible Net Worth, all reimbursement obligations with respect to all open and undrawn letters of credit or guaranties of letters of credit outstanding as of the date of determination shall not be deemed to be contingent or potential liabilities and therefore not included in the determination of Tangible Net Worth.

1.49         “TNW Amount” shall mean the TNW Base Amount plus an amount equal to fifty percent (50%) of Net Income for the applicable calendar quarter, but no reduction in the foregoing amount shall be made if Net Income in any calendar quarter is a negative number.

1.50         “TNW Base Amount” shall mean the TNW Amount as of the last day of the calendar quarter immediately preceding the date of determination.  The initial TNW Base Amount shall mean $24,000,000.

II.  GRANT OF SECURITY INTEREST

2.1           To secure the prompt payment, performance and observance in full of all Obligations, you hereby pledge, transfer, set over and assign to us, and grant to us a continuing general security interest in, a lien upon and a right of set-off against, all of the Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located.  Records shall, until delivered to or removed by us, be kept by you in trust for us and without cost to us in appropriate containers in safe places on your premises.  Each confirmatory schedule or other form of report at any time executed by you shall be deemed to include the foregoing pledge, transfer, assignment and grant whether or not same appears therein.

2.2           You will, upon the creation of each Account, or at such intervals as we may from time to time require, provide us with:  (a) confirmatory schedules; (b) copies of all documents (whether maintained in written or electronic form) evidencing the sale and delivery of goods or the performance of services which created any Accounts, including, but not limited to, contracts, orders, invoices, bills of lading, warehouse receipts, delivery tickets and shipping receipts; and (c) such further schedules and/or information as we may reasonably request.  The items to be provided under this paragraph are to be in form satisfactory to us and executed and delivered to us from time to time so that we can confirm and maintain records of the Collateral, including, without limitation, the Accounts and the Inventory.  Your failure to give any of such items to us or to otherwise comply with the provisions hereof shall not affect, terminate, modify, diminish or otherwise limit our lien upon or security interest in the Collateral, or your representations, warranties or covenants under this Agreement.

III.  ADVANCES AND INTEREST

3.1           (a)           Subject to the terms and conditions of this Agreement, we shall make up to $50,000,000 (the “Maximum Credit Facility”) available upon your request therefor.  In connection with the foregoing, we will make revolving credit advances to you, in our reasonable sole discretion, in an aggregate principal amount at any time outstanding equal to the lessen of:  (i) the Maximum Credit Facility or (ii) the Borrowing Base at such time.

(b)           (1)           Notwithstanding subparagraph 3.1(a) above and paragraph 4.15 below, upon your request and only after you have delivered to us cash flow projections in form and substance satisfactory to us in our reasonable sole discretion, we may in our sole and unfettered discretion make available to you from time to time advances in excess of the Borrowing Base not to exceed:  (i) $5,000,000 at any one time outstanding and (ii) the Maximum Credit Facility (the “Overadvance Facility”).  The Overadvance Facility is subject to all of the terms and conditions applicable to all revolving credit advances made hereunder.

(2)           The Overadvance Facility shall be repayable on demand and in any event no later than ninety (90) days from the date that such Overadvance Facility has been extended to you, shall constitute Obligations hereunder and be secured by the Collateral, and shall bear interest at the rate set forth in paragraph 3.4.

3.2           Without in any way circumscribing our rights under this Agreement, and by way of illustration only and not by way of limitation, we may, in the exercise of our reasonable sole discretion, at any time and from time to time, hold any reserve we deem necessary as security for the payment and performance of your Obligations, and/or change any advance rates or entirely cease making advances, in each case utilizing our customary credit considerations.  In no event shall the aggregate amount of all revolving credit advances made pursuant to paragraph 3.1 above, from time to time outstanding, exceed the lesser of sum of the Borrowing Base and the Overadvance Facility, if such Overadvance Facility is outstanding, or the Maximum Credit Facility.

3.3           All loans and advances by us to you under this Agreement shall constitute Obligations secured by our security interest in all of the Collateral granted hereunder, and by all other security interests, liens, and encumbrances heretofore, now or at any time or times hereafter granted by you to us.  All loans or advances shall be charged to your account on our books, and shall be payable on demand at our offices or at such other place as we may from time to time designate.

3.4           (a)           Interest shall be payable by you (and changed to your account as of the end of each month) on the average of the net balances owing by you to us in your account at the close of each day during such month.  The rate of interest applicable in any given Interest Period and charged to your account (the “Applicable Interest Rate”) shall be either:  (i) the Chase Rate plus the Applicable Margin or (ii) if you elect as provided subparagraph 3.4(b) below, the LIBOR Rate plus the Applicable Margin.  Any change in the rate of interest hereunder due to a change in the Chase Rate or LIBOR Rate shall take effect as of the first of the month following such change in the Chase Rate or LIBOR Rate.  Interest shall be calculated based on a 360-day year.  Interest shall be charged on all advances, all charges hereunder, and any debit balance in your account.  We shall be entitled to charge your account at the rate provided for herein until all Obligations have been paid and satisfied in full.  After the occurrence of Default and for so long as such Default continues, all of the Obligations shall, at our option, bear interest at a rate per annum equal to the Default Rate.  In no event shall the rate charged hereunder exceed the highest rate permissible under applicable law; however, in the event that we receive or have received interest hereunder in excess of the highest rate permissible under applicable law, your sole remedy shall be to seek repayment of such excess, and you hereby waive any and all other rights and remedies which may be available to you under law or in equity.

(b)           Subject to the terms and conditions hereof, you may request that the Applicable Interest Rate be the LIBOR Rate in accordance with the terms and conditions described below:

(i)            Provided that no Default has occurred and is continuing, you may, on at least three (3) business days’ prior written notice to us prior to the end of an Interest Period, elect to change the Applicable Interest Rate from the Chase Rate plus the Applicable Margin to the LIBOR Rate plus the Applicable Margin or from the LIBOR Rate plus the Applicable Margin to the Chase Rate plus the Applicable Margin, whichever is applicable under the circumstances.  Except as provided below, the Applicable Interest Rate with respect to each subsequent Interest Period shall be the Applicable Interest Rate as of the last day of the immediately preceding Interest Period, unless you have notified us of your intent to change the Applicable Interest Rate in accordance with the immediately preceding sentence.  Upon the occurrence and continuance of a Default, the Applicable Interest Rate shall be or become the Default Rate if we in our sole discretion elect to charge the Default Rate.

(ii)           Notwithstanding anything to the contrary contained herein, we shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise “match funds” to fund any loans, but any and all provisions hereof relating to LIBOR Rates shall be deemed to apply as if we had purchased such deposits to fund any LIBOR Rates.

3.5           In addition to the fees and changes under this Agreement, you will pay us, as of the date hereof, a facility fee in the amount of $50,000.00, which shall be inclusive of all fees for the use of our in-house counsel in connection with the initial preparation, negotiation, execution and delivery of this Agreement and all other agreements and documents executed in connection therewith.

3.6           We shall be entitled to receive and you shall pay us a Collateral management fee of $1,000.00 per month, which we shall charge to your account as of the end of each fiscal month.

3.7           We shall render to you each month a statement of your account which shall be deemed to be correct and accepted by and binding upon you, and shall constitute an account stated between us except to the extent that we receive a written statement of your specific exceptions, within thirty (30) days after such statement has been rendered to you.

3.8           You shall make each payment under this Agreement on the day when due in immediately available funds in U.S. Dollars.  If we receive any payment from you or on behalf of you in a currency other than in U.S. Dollars, we shall convert the payment (including the monetary proceeds of realization upon any Collateral) into the Equivalent Amount of U.S. Dollars as determined on the Business Day immediately preceding the date of receipt of such actual payment.  The Obligations shall be satisfied only to the extent of the amount actually received by us upon such conversion.

IV.  REPRESENTATIONS, WARRANTIES AND COVENANTS

You hereby make the following representations, warranties and covenants which shall survive the execution and delivery of this Agreement, shall be deemed to be incorporated by reference in each confirmatory assignment schedule or other form of assignment submitted by you to us, and shall be deemed repeated and confirmed with respect to each item of Collateral as it is created or otherwise acquired:

4.1           You are a duly organized and validly existing corporation (or other business entity), qualified to do business in all states where required; there are no actions, suits or other legal proceedings of any kind or nature pending against you which could reasonably be expected to materially and adversely affect your business, assets, operations, or condition, financial or otherwise, or the Collateral, or your ability to perform this Agreement; the execution, delivery and performance hereof are within your corporate (or other business entity) powers, have been duly authorized, and are not in contravention of any law or the terms of your certificate of incorporation or bylaws (or other documents establishing your legal status), or of any material indenture, agreement or undertaking to which you are a party or by which you or your properties are bound; and the most recent financial statements provided to us by you accurately state your financial condition and there has been no material adverse change in your financial condition since the date of such financial statements.

4.2           With respect to each item of Collateral at the time our security interest attaches thereto, to the best of your knowledge:  (a) you shall be the sole owner, free and clear of all liens, claims, security interests and encumbrances except in our favor and except as allowed pursuant to Section 4.4 of this Agreement, and fully authorized to sell, transfer, pledge and grant a security interest in, such item of Collateral; (b) each Account shall be genuine, valid and legally enforceable, and represent an undisputed bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery of goods upon your stated terms or services theretofore rendered by you as of the date each Account is created; (c) no Account is or shall be subject to any offset, recoupment, deduction, defense, dispute, claim, counterclaim, discount or allowance except as may be stated in the copy of the invoice delivered by you to us; (d) no agreement under which any deduction, discount, credit or allowance of any kind may be granted or allowed shall have been or shall thereafter be made by you with any Customer except in keeping with your ordinary course of business which business practices have been made known to us, and as indicated in writing to us at or before the time such agreement is made; (e) all statements made and all unpaid balances appearing in the invoices, documents and agreements relating to each Account shall be true and correct in all respects and what they purport to be; (f) none of the Accounts arise from sales to consumers of goods to be used for personal, family or household purposes; (g) all signatures and endorsements that appear thereon shall be genuine and all signatories and endorsers shall have full capacity to contract; and (h) none of the transactions underlying or giving rise to any item of Collateral shall violate any applicable state or federal laws or regulations, and all documents relating to such item of Collateral shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms.

4.3           All recording, filing and other requirements of giving public notice under any applicable law or ordinance have been duly complied with by you.  To the best of your ability, you will from time to time, at your expense, perform all acts and execute all documents requested by us, including, without limitation, the obtaining, executing, delivering or filing of financing statements, landlord’s or mortgagee’s waivers, third-party processor letters, notices of assignment in accordance with applicable law with respect to your Accounts described in clause (xii) of the definition of Eligible Accounts and other notices, and amendments and renewals thereof, in order to create, perfect, maintain and enforce a valid first lien upon, pledge of, or security interest in all of the Collateral in our favor.  To the extent permitted by applicable law, we are authorized to file financing statements without your signature appearing thereon in order to perfect or maintain our security interest in all of the Collateral.  All reasonable charges, expenses and fees we may incur in obtaining or filing any of the foregoing, or in searching any public records in connection therewith, shall be charged to your account and added to the Obligations.

4.4           You shall not pledge, sell, assign, transfer, create or suffer to exist any security interest in or other lien or encumbrance on any part of the Collateral, except with our prior written consent, which shall not be unreasonably withheld.  You hereby agree to defend the same against any and all persons whatsoever.

4.5           Each Customer, guarantor or endorser is to the best of your knowledge solvent and will continue to be fully able to pay all Accounts on which it is obligated in full when due.

4.6           You shall maintain your books, records and accounts in accordance with generally accepted accounting principles consistently applied.  You shall, at any time and from time to time, furnish to us such balance sheets, earnings statements, financial statements and other reasonable information regarding your business affairs and financial condition, including, without limitation, schedules, agings and reports, as we may reasonably request, and in any event you shall furnish us:  (a) as soon as possible, but not later than ninety (90) days after the close of each of your fiscal years, your financial statements as of the end of such year, audited by a firm of independent certified public accountants of recognized standing, selected by you and reasonably acceptable to us, together with an unqualified audit opinion from such certified public accountants; (b) as soon as possible, but not later than thirty (30) days after the end of each month hereafter, your unaudited interim financial statements as of the end of such period and of the portion of your fiscal year then elapsed, certified by your principal financial officer, prepared in accordance with GAAP consistently applied, and fairly presenting the financial position and results of your operations for such period; (c) not later than thirty (30) days prior to the end of each of your fiscal years, your forecasted balance sheets, profit and loss statement, and cash flow statements, all for the forthcoming year, month by month, and all prepared on a consistent basis with your historical financial statements, together with appropriate supporting details and a statement of underlying assumption; (d) on or before the third (3rd) Business Day of each week occurring after the effective date of this Agreement and with such other frequency as we may reasonably request, a (i) completed borrowing base certificate, in such form as we determine, prepared as of the close of business of the previous week, and (ii) detailed aged trial balance of all Accounts which are existing as of the close of business of the previous week, specifying the names, addresses, face value, dates of invoices and due dates for each Customer obligated on the Accounts listed; (e) on or before the fifteenth (15th) day of each month occurring after the effective date of this Agreement and with such other frequency as we may request, an Inventory confirmation and such other detailed reporting with respect to the Inventory as we may reasonably request, prepared as of the close of business of the previous month; and (f) any other report reasonably required by us.  All such financial statements do or shall fairly present your financial condition as of the dates thereof or the results of your operations for the periods for which the same are furnished.  All such other information is or shall be, at the time the same is so furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give us a true and accurate depiction of the subject matter thereof.  Concurrently with the delivery of the financial statements described in clauses (a) and (b) of this paragraph 4.6, or more frequently if requested by us, you shall cause to be prepared and furnished to us:  (i) a certificate from one of your principal financial officers certifying to us that, to the best of his or her knowledge, no Default has occurred, or if such Default has occurred, specifying the nature thereof; and (ii) a financial covenant compliance certificate, in form end substance reasonably satisfactory to us, executed by one of your principal financial officers.

4.7           You hereby irrevocably authorize and direct all accountants and auditors employed by you at any time prior to or during the term of this Agreement to exhibit and deliver to us copies of any of your financial statements, trial balances or other accounting records of any sort in their possession and to disclose to us any information they may have concerning your financial condition and business operations.

4.8           You shall keep all your insurable properties and properties in which you have an interest insured against the hazard of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to yours.  You shall pay when due all premiums on any insurance policies for your properties or assets, including the Collateral (and including any life insurance policies assigned to us as Collateral), whether required to be maintained by you under this Agreement, any supplement hereto, or otherwise, and shall keep in force, without modification or amendment, the assignment and endorsement to such policies so that any and all rights we may have as assignee and secured party thereunder shall not be adversely affected.  You shall also pay when due and discharge all taxes, assessments, contributions and other charges upon or against you or your properties or assets, including the Collateral.  If any such premium, tax, assessment, contribution or other charge remains unpaid after the date fixed for the payment of same, or if any lien shall be claimed, we may without notice to you pay such premium, tax, assessment, contribution, charge or claim, and the amount thereof shall be payable on demand, and until paid by you, shall be changed to your account and added to and deemed part of the Obligations.

4.9           You shall be liable for any tax on penalty imposed upon any transaction under this Agreement or giving rise to the Account or which we may be required to withhold or pay for any reason; you agree to indemnify and hold us harmless with respect thereto, and to repay to us on demand the amount thereof, and until paid by you, such amount shall be charged to your account and added to and deemed part of the Obligations.  If any Account includes a charge for any tax payable to any governmental taxing authority, we are hereby authorized in our reasonable sole discretion to pay the amount thereof to the proper taxing authority for your account and to charge your account therefor.

4.10         You shall comply in all material respects with all laws, rules, regulations and orders of any legislative, administrative or judicial body or official, applicable to your properties and assets, including the Collateral, or to the operation of your business.

4.11         Unless we have first consented thereto in writing, such consent not to be unreasonably withheld, you shall not create, incur, assume, or suffer to exist, any Indebtedness for Money Borrowed, except (i) Obligations owing to us; (ii) Subordinated Debt; and (iii) such other Indebtedness for Money Borrowed that is outstanding as of the effective date of this Agreement, and any renewals and extensions, thereof but not any increases in the principal amounts thereof outstanding on the dates of such renewals and extensions.  Unless we have first consented thereto in writing, you shall not assume, guarantee, endorse or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection on similar transactions in the ordinary course of business.

4.12         Unless we have first consented thereto in writing, you shall not undergo any merger or consolidation into or with another entity, undertake a “Change of Control Transaction” (as defined herein), or enter into or engage in any operation or activity materially different from that presently conducted by you.  For purposes hereof, a “Change of Control Transaction” is any merger, consolidation on other transaction, excluding a public offering of your capital stock, as result of which your stockholders immediately prior to such transaction cease to beneficially own at least a majority of your outstanding voting securities or the outstanding voting securities of any successor or surviving entity in the case of a merger or consolidation, immediately after such transaction.

4.13         You shall not make any Distribution except:  (i) a Permitted Series A Stock Redemption; (ii) dividends on the Series A Stock, provided that no Default shall have occurred and be continuing at the time of payment of such dividends or would result therefrom; (iii) repurchases or redemptions of any of your capital stock, stock options, stock purchase warrants, or convertible securities by you from the holder thereof upon such stockholder’s death solely out of the proceeds of life insurance policies received by you designated for such purpose; or (iv) a Distribution with our prior written consent.

4.14         Your Records and chief executive office shall be kept at your address as it appears on the first page of this Agreement.  You shall give us thirty (30) days’ prior written notice of any change in your name, tradenames or styles, or location(s).

4.15         You shall from time to time make such payments to us so that the aggregate balance in your loan account shall not at any time exceed the lesser of:  (a) the Maximum Credit Facility; or (b) the sum of the Borrowing Base and the Overadvance Facility, if such Overadvance Facility is outstanding.

4.16         You shall not make any payment of Subordinated Debt or take any other action or omit to take any other action in respect of Subordinated Debt, except in accordance with the agreement relative to such Subordinated Debt.

4.17         Under Armour Canada, Inc. is incorporated under the laws of the Province of Ontario, Canada, and you own 100% of the capital stock of such corporation.

4.18         Neither the making of the extension of any credit contemplated hereunder nor the use of the proceeds thereof will violate either Executive Order 13224 or Sections 326 and 371 through 377 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (also known as the USA Patriot Act) or any enabling legislation or rules, regulations or executive orders relating thereto. You shall deliver to us any certification or other evidence requested by us from time to time confirming your compliance with this paragraph 4.18.

4.19         Each of your Benefit Plans has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto.  You and each ERISA Affiliate have fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan and no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, has occurred or is reasonably likely to occur, nor do the conditions for imposition of a lien Under Section 302(f) of ERISA exist or are reasonably likely to exist, with respect to any Benefit Plan, and neither you nor any ERISA Affiliate has incurred any liability (other than routine liability for premiums) under Title IV of ERISA with respect to any Benefit Plan.  No event or events have occurred with respect to any Benefit Plan in connection with which you, any ERISA Affiliate, or, to your knowledge, any fiduciary of a Benefit Plan, directly or indirectly, would be subject to any material liability (other than routine liability for premiums, contributions (if required) and, with respect to a Benefit Plan, routine liabilities for benefits), individually or in the aggregate, under ERISA or the Internal Revenue Code.

4.20         For so long as this Agreement is in effect and thereafter until payment in full of the Obligations, you covenant that, unless we have first consented thereto in writing, you shall maintain a Tangible Net Worth of not less than the amount shown below as of the date corresponding thereto:

Date	Tangible Net Worth

As of June 30, 2004	$15,000,000
As of September 30, 2004	$18,000,000
As of December 31, 2004	$24,000,000
As of the last day of each calendar quarter ending thereafter	TNW Amount

V.  CUSTODY, INSPECTION, COLLECTION AND HANDLING
OF COLLATERAL AND RECORDS

5.1           Until your authority to do so is curtailed or terminated (which we may do at any time following the occurrence of, and during the continuation of, a Default, when we in our reasonable sole discretion may deem it to be in our best interest to do so), you will, at your own cost and expense but on our behalf and for our account, collect and otherwise enforce as our property and in trust for us, all remittances and all amounts unpaid on Accounts, and shall not commingle such collections with your own funds or use the same for any purpose. You have opened with a lockbox with us (the “Lockbox”) pursuant to that certain Lockbox Agreement, dated June 21, 2001, as amended, between you and us, and lockbox which is titled to reflect our ownership, in order to receive all payments from your Customers.  Payments received into the Lockbox will be immediately deposited into our account at the bank.  This lockbox arrangement shall be maintained at your sole cost and expense.  As to all such collections, including all prepayments by Customers, you shall receive in trust, and deliver to us in original form, duly endorsed by you for deposit with us, and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of indebtedness.  All amounts received by us in payment of Accounts shall be credited to your account after allowing three (3) Business Days for collection and clearance thereof, conditional upon final payment to us.  Upon curtailment or termination of your authority, or at any other time and without any cause or notice thereof to you, we shall have the right to send notice(s) of our security interest to any Customers or any other persons obligated on, holding or otherwise concerned with any of the Collateral, and thereafter we shall have the sole right to collect the Accounts and/or take possession of the Collateral and the Records.  Any and all of our collection expenses, including, but not limited to, the reasonable fees and expenses of our attorneys (both internal and external), the fees of our collection agencies, stationery and postage, telephone and facsimile, secretarial and clerical expenses, and the salaries of any collection persons utilized, shall be charged to your account and added to the Obligations.  For purposes hereof, “Business Day” shall mean a day on which banks are open for the general transaction of business in Charlotte, North Carolina.

5.2           You shall keep and maintain, at your cost and expense, books and records pertaining to the Collateral in such detail, form and scope as we shall from time to time require. You will mark your Records with appropriate notations satisfactory to us, disclosing that such Collateral has been pledged, assigned, and transferred to us and that you have granted to us a security interest therein.

5.3           At all reasonable times, we shall have:  full access to, and the right to check, inspect, examine and make abstracts and copies from, your Records and all other books, records, audits, correspondence and papers relating to the Collateral; the right to confirm and verify all Accounts; and the right to do whatever we may deem necessary to preserve or protect our interests in the Obligations and the Collateral, and in furtherance thereof, we may, without cost or expense to us, use such of your personnel, supplies and space as may be reasonably necessary. At reasonable times and upon reasonable notice, we or our agents may enter upon any of your premises at any time and from time to time during business hours for the purpose of inspecting the Collateral and any and all Records pertaining thereto; provided, however, upon the occurrence and during the continuation of a Default, we may enter upon any of your premises at any time without notice.  At any time upon the occurrence and during the continuation of a Default, we may take possession of and remove or require you to deliver any or all such Records. In order to cover any costs and expenses we may incur in connection with performing any of the aforementioned checks, verifications, inspections or examinations (collectively, “Examinations”), we shall be entitled to charge your account the sum of:  (i) a fee of $850 per person for each day or part thereof in which such Examinations are conducted plus (ii) any additional out-of-pocket costs and expenses we incur as a result of conducting such Examinations (collectively, the “Examination Fee”). Such Examination Fee shall be due and payable on the first day of each month and shall be charged by us to your account as of such first day of each month.  Such Examination Fee shall be deemed to be earned in full on the date when due and shall not be subject to rebate or proration for any reason.

5.4           You shall, immediately upon obtaining knowledge thereof, notify us of any reclamation, return or repossession of goods; any claim or dispute asserted by any Customer or other obligor; any loss or destruction of, or substantial damage to, any of the Collateral; and any other matter affecting the value, enforceability or collectibility of any of the Collateral.  Except in the normal course of business and consistent with your historical practices, you shall not, without our consent, settle, compromise or adjust any Account (or extend the time for payment thereof) or grant any additional discounts, allowances or credits thereon.

5.5           You hereby constitute us and any of our agents or designees, as your attorneys-in-fact, at your own cost and expense, to exercise at any time all or any of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations have been paid in full:  to receive, take, endorse, assign, deliver, accept and deposit, in our name or yours, any and all checks, notes, remittances, wire transfers or other electronic forms of payment, drafts and other documents and instruments and documents relating to the Collateral; to receive, open and dispose of all mail addressed to you and to notify postal authorities to change the address for delivery of mail to such address as we may designate; to give Customers notice of our interest in the Accounts and to request from Customers at any time, in your name or ours or that of our designee, information concerning the Accounts; to notify Customers to make payment directly to us; to execute in your name and on your behalf any financing statements (including, without limitation, any continuations thereof or amendments thereto); and to take or bring, in your name or ours, all steps, actions or proceedings deemed by us necessary or desirable to effect collection of the Collateral or to preserve, protect or enforce our interest therein. We agree to return to you any mail that we deem unnecessary to effectuate the purposes of this Agreement. We and any of our agents or designees shall not be liable for any unintentional acts of omission or commission, nor for any unintentional errors of judgment or mistakes of fact or law.

5.6           Nothing herein contained shall be construed to constitute you as our agent for any purpose whatsoever. We shall not be responsible nor liable for any shortage, discrepancy, damage, loss or destruction of any Collateral wherever the same may be located and regardless of the cause thereof. We shall not, under any circumstances or in any event whatsoever, have any liability for an error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom. We may, without notice to or consent from you, sue upon or otherwise collect, extend the time of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any securities, instruments or insurance applicable thereto and release the obligor thereon, free of any claims or defenses based upon suretyship law or the like. We are authorized and empowered to accept the return of goods represented by any of the Accounts, without notice to or consent by you, all without discharge or in any way affecting your liability hereunder. We do not, by anything herein or in any assignment or otherwise, assume any of your obligations under any contract or agreement, and we shall not be responsible in any way for the performance by you of any of the terms and conditions thereof.

5.7           Upon the occurrence of a Default, we shall have the right at any time and from time to time to employ and have present on any of your premises one or more custodians selected by us, each of whom shall have the right to exercise any and all of our rights hereunder. You hereby agree to cooperate with any such custodian and to do whatever we may reasonably request by way of preserving and protecting the Collateral.  All expenses incurred by us by reason of the employment of the custodian shall be payable on demand, and until paid by you, shall be charged to your account and added to and deemed part of the Obligations.

5.8           We shall be entitled to charge your account with, and add to and deem part of the Obligations, all costs and expenses incurred by us in connection with the preparation, execution, administration and enforcement of this Agreement (and all related instruments and documents), and all costs and expenses incurred by us in connection with the protection, maintenance, disposition, preservation and enforcement of the Obligations, the Collateral or the pledges, liens and security interests granted to us hereunder.  The foregoing costs and expenses shall include, without limitation, all reasonable fees and expenses of our attorneys (both internal and external), all search fees, the cost of all public record filings, and wire transfer changes.

VI.  EVENTS OF DEFAULT; ACCELERATION

6.1           All Obligations shall, at our option and notwithstanding any time or credit allowed by any instrument evidencing or representing same, be immediately due and payable without notice or demand upon the occurrence and continuance of any one on more of the following events of default (“Default”):  (a) default in the payment or performance, when due or payable, of any of the Obligations including, without limitation, your failure to pay to us any Obligation due on demand when such demand is made; (b) default by any guarantor, endorser or other person liable on the Obligations under any guarantee, endorsement, suretyship agreement or other agreement of such person with, or in favor of us; (c) your making any misrepresentation, orally or in writing, to us whether for the purpose of obtaining credit or an extension of credit, or otherwise; (d) your breach of any representation, warranty or covenant contained in this Agreement or in any other agreement between us, including, without limitation, the CARPA, the Inventory Security Agreement or the Letter of Credit Agreement; (e) any representation, warranty, or statement of fact made to us at any time by you or on your behalf is false or misleading in any material respect; (f) the discontinuance or suspension of the operation of your present business; (g) your becoming insolvent, or your becoming unable to meet your debts as they mature; (h) your calling any meeting of creditors, or having a creditors’ committee appointed; (i) the commencement by or against you of any action, case or proceeding for relief under any provision of the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or other similar law; (j) the rendition, issuance or filing of any injunction, attachment, judgment involving an amount in excess of $250,000 or lien against you or any of your property, or the appointment of a receiver, custodian or trustee of any kind for you or any of your property; or (k) (i) default shall occur in the performance of any material agreement if the effect of such default is to permit the other party to terminate such material agreement; or (ii) default shall occur in the payment of your Indebtedness (other than the Obligations) in the aggregate outstanding amount of which Indebtedness is in excess of $500,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default shall occur in respect of any note, loan agreement on credit agreement relating to any of such Indebtedness in the aggregate outstanding amount of which Indebtedness is in excess of

$500,000, and such default shall continue after the cure period, if any, specified therein; or (iv) any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not promptly be paid or extended.

VII.  RIGHTS AND REMEDIES AFTER DEFAULT

7.1           Upon the occurrence of any Default, and at any time thereafter if such or any other Default shall then be continuing, we shall have the night (in addition to any other rights we may have under this Agreement or otherwise) without further notice to you:  (a) to appropriate, set-off and apply to the payment of any or all of the Obligations, any or all Collateral, in such manner as we shall in our reasonable sole discretion determine; (b) to enforce payment of the Obligations or any Collateral; (c) to settle, compromise or release, in whole or in part, any amounts owing on the Collateral; (d) to prosecute any action, suit or proceeding with respect to the Collateral; (e) to extend the time of payment of any and all Collateral, to make allowances and adjustments with respect thereto and to issue credits in your or our name; and (f) to sell, assign and deliver the Collateral (or any part thereof), at public or private sale, for cash, upon credit or otherwise, at our sole option and discretion, and we may bid or become purchaser at any such sale, if public, free from any right of redemption which is hereby expressly waived.  You agree that the giving of ten (10) days notice by us to your address shown on the first page hereof (or such other address of which we have received notice as provided herein), designating the place and time of any public sale or of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be deemed to be reasonable notice thereof and you waive any other notice with respect thereto.  The net cash proceeds resulting from the exercise of any of the foregoing rights or remedies shall be applied by us to the payment of the Obligations in such order as we may elect, and you shall remain liable to us for any deficiency.

7.2           We shall have the right in our reasonable sole discretion to determine which rights or remedies, and in which order any of the same, are to be exercised, and we may at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them.  We may, at all times, proceed directly against you to enforce payment of the Obligations and shall not be required to take any action of any kind to preserve, collect or protect our or your rights in the Collateral.

7.3           The enumeration of the foregoing rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to, and not by way of limitation of, any other rights or remedies we may have under applicable law including the Uniform Commercial Code.  The exercise of any right or remedy shall not preclude the exercise of any other right or remedy, all of which shall be cumulative and not alternative.

VIII.  WAIVERS

8.1           You hereby waive notice of dishonor, demand, presentment, protest and notice of protest with respect to any and all instruments included in or evidencing any of the Obligations or the Collateral, notice of acceptance hereof, notice of loans or advances made, credit extended, Obligations incurred, Collateral received, delivered, or released, or any other action taken in reliance hereon, and any and all other demands and notices of any description, except such as are expressly provided for herein.

8.2           No act, delay or omission on our part in exercising any right or remedy shall operate as a waiver of such or any other right or remedy.  No single or partial waiver by us of any provision of this Agreement, or breach or default hereunder, or of any right or remedy shall operate as a waiver of such or any other provision, breach, default, right or remedy on a future occasion.

IX.  TERMINATION; APPLICABLE LAW AND WAIVER OF JURY
TRIAL; MISCELLANEOUS

9.1           This Agreement shall continue in full force and effect until the Anniversary Date, and from year to year thereafter, unless sooner terminated as herein provided.  You may terminate this Agreement at any time by giving us at least sixty (60) days’ prior written notice.  We may terminate this Agreement immediately at any time without prior notice upon the occurrence or during the continuance of a Default.  Unless sooner demanded pursuant to the terms hereof, all of your Obligations shall become due and payable as of any termination, and pending a final accounting, we may withhold any balances in your account (unless supplied with an indemnity satisfactory to us) to cover all of your Obligations.

9.2           Notwithstanding any termination of this Agreement, all of our rights, liens and security interests hereunder shall continue in full force and effect until all Obligations have been paid and satisfied in full.

9.3           This Agreement, together with any written and duly executed supplement(s), contains the entire understanding between us with respect to the subject matter hereof.  Neither this Agreement nor any portion or provision hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing between us, or in any manner other than by an agreement in writing, expressly referring hereto and signed by the party to be charged.  The section titles contained in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.  You, if two or more in number, shall be jointly and severally bound hereunder.

9.4           Except as otherwise provided herein, all notices, requests and demands hereunder shall be:  (a) addressed to the party to be served at the address shown on the first page hereof, or to such other address as either party may designate by written notice to the other in accordance with this provision; and (b) deemed to have been given or made:  if by hand, immediately upon delivery; if by telex or facsimile, immediately upon sending; if by overnight delivery service, one day after dispatch; and if by ordinary mail or registered/certified mail-return receipt requested (with proper postage prepaid), three (3) days after mailing.

9.5           This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, except that you may not assign or transfer any of your rights or obligations under this Agreement without our prior written consent.

9.6           The parties hereto acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or supplements thereto.

9.7           In each case where applicable under this Agreement, the exercise of our “reasonable discretion” is to be viewed from the perspective of a secured asset-based lender.

9.8           This Agreement shall be deemed to have been made in Charlotte, North Carolina and shall be interpreted, and the rights and liabilities of the parties hereto shall be determined, in accordance with the laws of the State of North Carolina.  As part of the consideration for new value this day given, you hereby consent to the jurisdiction of any state or federal court located within the State of North Carolina.

9.9           If any provision of this Agreement, including, without limitation, any provision relating to charges constituting interest payable by you under this Agreement, is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

9.10         TO THE EXTENT PERMITTED BY APPLICABLE LAW, WE HEREBY MUTUALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS OR TRANSACTIONS BETWEEN US.

If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the original and one copy of this Agreement.  After being accepted below by one of our officers in North Carolina, we shall forward a copy to you with signatures completed for your files.

Very truly yours,

THE CIT GROUP/COMMERCIAL SERVICES, INC.

		By:	/s/ Dan Upchurch
		Name:	Dan Upchurch
		Title:	V.P.

Read and Agreed to:

KP SPORTS, INC.

By:	/s/ Wayne A. Marino
Name:	Wayne A. Marino
Title:	Chief Financial Officer

Accepted at Charlotte, North Carolina

THE CIT GROUP/COMMERCIAL SERVICES, INC.

		By:	/s/ T.D. Oelschlaeger
		Name:	T.D. Oelschlaeger
		Title:	Senior Vice President